Exhibit 10.25

CAPITALBANK
SPLIT DOLLAR AGREEMENT

THIS AGREEMENT is made and entered into this 17th day of October 2002, by and between CAPITALBANK, a state-chartered commercial bank located in Greenwood, South Carolina (the “Company”), and HELEN A. AUSTIN (the “Executive”).

This Agreement shall append the Split Dollar Endorsement entered into on October 17, 2002, or as subsequently amended, by and between the aforementioned parties.

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to divide the death proceeds of a life insurance policy on the Executive’s life. The Company will pay life insurance premiums from its general assets.

Article 1
General Definitions

The following terms shall have the meanings specified:

1.1  “Change of Control” means the first to occur of the following:

a.
Any person or entity, or any two or more persons or entities acting as a group as defined in Section 13(d)(3) of the Federal Securities and Exchange Act of 1934, shall acquire ownership of fifty(50%) percent or more of the outstanding voting stock of the Company; or

b.	The acquisition of, or sale of, all or substantially all of the assets of the Company, except to an Affiliate as defined hereinbelow; or
c.	The merger of the Company into another entity that is not an Affiliate as defined hereinbelow, and the Company is not the survivor of such merger.

For purposes hereof, an “Affiliate” is any entity controlling, controlled by, or under common control with the Company. For this purpose, “control” means legal or beneficial ownership of fifty (50%) percent or more of the equity or voting interests in an entity.

1.2  “Disability” means the Executive’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Company of the carrier’s or Social Security Administration’s determination upon the request of the Company.

1.3  “Insurer” means West Coast Life.

1.4  “Policy” means insurance policy no. ZUA389636 issued by the Insurer.

1.5  “Insured” means the Executive.

1.6  “Normal Retirement Age” means the earliest of August 31st following the Executive’s 65th birthday, the date of Termination of Employment on account of Disability or the date of a Change of Control.

1.7  “Termination of Employment” means that the Executive ceases to be employed by the Company.

Article 2
Policy Ownership/Interests

2.1  Company Ownership.    The Company is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Company shall be the direct beneficiary of an amount of death proceeds equal to the greater of: a) the cash surrender value of the policy, b) the aggregate premiums paid on the Policy by the Company less any outstanding indebtedness to the Insurer or c) the total death proceeds less the split dollar amount. The split dollar amount shall be 60% of the difference between the total policy death proceeds and the policy cash surrender value at the date of the Executive’s death.

2.2  Executive’s Interest.    The Executive shall have the right to designate the beneficiary of any remaining death proceeds of the Policy. The Executive shall also have the right to elect and change settlement options that may be permitted. Provided, however, the Executive, the Executive’s transferee or the Executive’s beneficiary shall have no rights or interests in the Policy with respect to that portion of the death proceeds designated in this section 2.2 upon the Executive’s Termination of Employment prior to Normal Retirement Age.

2.3  Option to Purchase.    The Company shall not sell, surrender or transfer ownership of the Policy while this Agreement is in effect without first giving the Executive or the Executive’s transferee the option to purchase the Policy for a period of sixty (60) days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy. This provision shall not impair the right of the Company to terminate this Agreement.

2.4  Comparable Coverage.    Upon Termination of Employment after the Executive’s Normal Retirement Age, the Company shall maintain the Policy in full force and effect and in no event shall the Company amend, terminate or otherwise abrogate the Executive’s interest in the Policy, unless the Company replaces the Policy with a comparable insurance policy to cover the benefit provided under this Agreement. The Policy or any comparable policy shall be subject to the claims of the Company’s creditors.

Article 3
Premiums

3.1  Premium Payment.    The Company shall pay any premiums due on the Policy.

3.2  Imputed Income.    The Company shall impute income to the Executive in an amount equal to the current term rate for the Executive’s age multiplied by the aggregate death benefit payable to the Executive’s beneficiary. The “current term rate” is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

Article 4
Assignment

The Executive may assign without consideration all interests in the Policy and in this Agreement to any person, entity or trust. In the event the Executive transfers all of the Executive’s interest in the Policy, then all of the Executive’s interest in the Policy and in the Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder and the Executive shall have no further interest in the Policy or in this Agreement.

Article 5
Insurer

The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge the Insurer and Company from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

Article 6
Claims Procedure

6.1  Claims Procedure.    An Executive or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1  Initiation – Written Claim.    The claimant initiates a claim by submitting to the Company a written claim for the benefits.

6.1.2  Timing of Company Response.    The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.1.3  Notice of Decision.    If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Agreement on which the denial is based,

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2  Review Procedure.    If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

6.2.1  Initiation – Written Request.    To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

6.2.2  Additional Submissions – Information Access.    The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3  Considerations on Review.    In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4  Timing of Company Response.    The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.2.5  Notice of Decision.    The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Agreement on which the denial is based,

(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7
Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive. However, unless otherwise agreed to by the Company and the Executive, this Agreement will automatically terminate upon the Executive’s Termination of Employment prior to Normal Retirement Age other than following a Change of Control or on account of Disability.

Article 8
Miscellaneous

8.1  Binding Effect.    This Agreement shall bind the Executive and the Company, their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

8.2  No Guarantee of Employment.    This Agreement is not an employment policy or contract. It does not give the Executive the right to remain a Executive or employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an Executive nor interfere with the Executive’s right to terminate service at any time.

8.3  Applicable Law.    The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of South Carolina, except to the extent preempted by the laws of the United States of America.

8.4  Reorganization.  The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company.

8.5  Notice.    Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

8.6  Entire Agreement.    This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.7  Administration.    The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a) Interpreting	the provisions of the Agreement;
(b) Establishing	and revising the method of accounting for the Agreement;
(c) Maintaining	a record of benefit payments; and
(d) Establishing	rules and prescribing any forms necessary or desirable to administer the Agreement.

8.8  Named Fiduciary.    The Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

EXECUTIVE:	COMPANY: CAPITALBANK

/s/ HELEN A. AUSTIN	By	/s/ WILLIAM G. STEVENS
HELEN A. AUSTIN	Title	President and Chief Executive Officer

SPLIT DOLLAR POLICY ENDORSEMENT
CAPITALBANK SPLIT DOLLAR AGREEMENT

Policy No. ZUA389636	Insured: HELEN A. AUSTIN

Supplementing and amending the application for insurance to West Coast Life (“Insurer”) on July

19, 2002, the applicant requests and directs that:

BENEFICIARIES

1.    CAPITALBANK, a federally-chartered savings association located in Greenwood, South Carolina (the “Company”), shall be the direct beneficiary of death proceeds equal to the greater of (a) the cash surrender value of the policy, (b) the aggregate premiums paid on the Policy by the Company less any outstanding indebtedness to the Insurer or (c) the total death proceeds less the split dollar amount. The split dollar amount shall be 60% of the difference between the total policy death proceeds and the policy cash surrender value at the date of the Executive’s death .

2.    The beneficiary of any remaining death proceeds shall be designated by the Insured or the Insured’s transferee, subject to the provisions of paragraph (5) below.

OWNERSHIP

3.    The Owner of the policy shall be the Company. The Owner shall have all ownership rights in the Policy except as may be specifically granted to the Insured or the Insured’s transferee in paragraph (4) of this endorsement.

4.    The Insured or the Insured’s transferee shall have the right to assign his or her rights and interests in the Policy with respect to that portion of the death proceeds designated in paragraph (2) of this endorsement, and to exercise all settlement options with respect to such death proceeds.

5.    Notwithstanding the provisions of paragraph (4) above, the Insured or the Insured’s transferee shall have no rights or interests in the Policy with respect to that portion of the death proceeds designated in paragraph (2) of this endorsement if the Insured ceases to serve as an Executive of the Company prior to the earliest of August 31st following the Insured’s 65th birthday, termination of employment on account of Disability as defined in Section 1.2 of the Split Dollar Agreement or a Change of Control as defined in Section 1.1 of the Split Dollar Agreement, unless otherwise agreed to by the Company and the Insured.

MODIFICATION OF ASSIGNMENT PROVISIONS OF THE POLICY
Upon the death of the Insured, the interest of any collateral assignee of the Owner of the Policy designated in (3) above shall be limited to the portion of the proceeds described in paragraph (1) above.

OWNERS AUTHORITY
The Insurer is hereby authorized to recognize the Owner’s claim to rights hereunder without investigating the reason for any action taken by the Owner, including its statement of the amount of premiums it has paid on the Policy. The signature of the Owner shall be sufficient for the exercise of any rights under this Endorsement and the receipt of the Owner for any sums received by it shall be a full discharge and release therefore to the Insurer.

Any transferee’s rights shall be subject to this Endorsement.

The owner accepts and agrees to this Split Dollar Endorsement.

Signed at Greenwood, South Carolina, this 17th day of October, 2002.

CAPITALBANK

By  W. G. Stevens

Its  President and Chief Excutive Officer

The Insured accepts and agrees to the foregoing and, subject to the rights of the Owner as stated above, designates the following beneficiaries of the portion of the proceeds described in (2) above:

Primary beneficiary:  Herbert S. Austin

Relationship to Insured:  Spouse

Secondary Beneficiary:  Randall Austin

Relationship to Insured:  Son

Signed at Greenwood, South Carolina, this 17th day of October , 2002.

THE INSURED:

/s/ Helen A. Austin
HELEN A. AUSTIN